Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ABPRO CORPORATION

ABPRO CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of this corporation is Abpro Corporation (hereinafter referred to as the “Corporation”).

SECOND: The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State was August 18, 2004 under the name IE Lab, Inc. and was amended on May 22, 2007, August 9, 2007, April 21, 2008 May 13, 2008, September 12, 2008, August 11, 2015, March 11, 2016, March 15, 2017, December 26, 2017 and corrected on December 27, 2017. Capitalized terms used herein and not defined herein shall have their respective meanings set forth in the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date (collectively, “Amended and Restated Certificate of Incorporation”).

THIRD: The Board of Directors of the Corporation duly adopted and approved an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) to effect a reverse stock split in accordance with the provisions of Sections 141 and 242 of the DGCL, declaring such reverse stock split and amendment to be in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

FOURTH: The following paragraph shall be inserted at the beginning of ARTICLE IV of the Amended and Restated Certificate of Incorporation:

“Effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”):

(i) each 1.381 shares of Common Stock, either issued and outstanding or held by this Corporation in treasury stock immediately prior to the Effective Time, shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock;

(ii) each 1.381 shares of Series A Preferred Stock, either issued and outstanding or held by this Corporation in treasury stock immediately prior to the Effective Time, shall,

automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Series A Preferred Stock;

(iii) each 1.381 share of Series B Preferred Stock, either issued and outstanding or held by this Corporation in treasury stock immediately prior to the Effective Time, shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Series B Preferred Stock;

(iv) each 1.381 share of Series C Preferred Stock, either issued and outstanding or held by this Corporation in treasury stock immediately prior to the Effective Time, shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Series C Preferred Stock;

(v) each 1.381 share of Series D Preferred Stock, either issued and outstanding or held by this Corporation in treasury stock immediately prior to the Effective Time, shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Series D Preferred Stock;

((i)-(v), collectively, the “Reverse Stock Split”). The Reverse Stock Split shall be effected for each class or series of Preferred Stock such that any fractional shares of Common Stock or any series of Preferred Stock, as applicable, resulting from the Reverse Stock Split and held by a single record holder shall be aggregated by class or series, as applicable. No fractional shares of Common Stock or any series of Preferred Stock shall be issued upon or as a result of the Reverse Stock Split.

The par value of each of the shares of Common Stock and each series of Preferred Stock and authorized number of each of the shares of Common Stock and each series of Preferred Stock shall not be adjusted in connection with the Reverse Stock Split. All of the share amounts, amounts per share and per share numbers for the Common Stock and each series of Preferred Stock, as applicable, set forth herein shall be adjusted to give effect to the Reverse Stock Split.

In any and all cases in which the number of each of the shares of Common Stock and each series of Preferred Stock issuable in connection with such Reverse Stock Split shall be less than one share, fractional shares shall not be issued, but a cash payment shall be made in lieu of such fractional shares based on the fair market value of the Common Stock and each series of Preferred Stock (as determined by the Board) as of the Effective Time, rounded up to the nearest whole cent.

All of the outstanding share amounts, amounts per share and per share numbers for the Common Stock and each series of Preferred Stock set forth in the Amended and Restated Certificate of Incorporation shall be appropriately adjusted to give effect to the Reverse Stock Split, as applicable.”

FIFTH: This Certificate of Amendment, which further amends the provisions of the Amended and Restated Certificate of Incorporation, was submitted to the stockholders of the Corporation for their approval and was approved by the holders of the requisite number of shares of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL.

SIXTH: All other provisions of the Amended and Restated Certificate of Incorporation, as amended and currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this      day of May 2018.

ABPRO CORPORATION
By:
Name: Ian Chan
Title: President and Chief Executive Officer